Verbal Agreement

Date: October 26th, 2016

Hereby the Director of Chee Corp. Jiang Da Wei certify verbal intention to loan to Chee Corp. in case if Chee Corp. needs funds for its operation and paying obligations in the amount of sixty thousand (60,000) USA dollars. The loan amount does not have any interest and should be deemed as unsecure without repayment date.

Authorized signatures of Chee Corp. and Jiang Da Wei:

/s/ Jiang Da Wei _____________